UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BLUE VALLEY BAN CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2011 AND
NOTICE OF INTERNET AVAILABILITY OF
PROXY MATERIALS
The annual stockholder meeting of Blue Valley Ban Corp. (the “Company”) will be on Wednesday, May 11, 2011, at 5:30 p.m., at the Bank of Blue Valley’s Leawood Banking Center located at 13401 Mission Road, Leawood, Kansas 66209 to consider and vote on the following matters:
1.	The election of two Class II Directors to hold office until the expiration of their three-year term, or until their successors shall be elected and qualified.

2.	An advisory (non-binding) proposal on executive compensation.
Only stockholders of record at the close of business on March 15, 2011 will be entitled to notice of and to vote at this meeting or any adjournments thereof.
Your vote is very important, and we invite you to attend the annual meeting. However, if you are unable to personally attend, we urge you to exercise your right to vote by completing and returning the enclosed proxy in the envelope provided or by voting over the telephone as instructed on the proxy. If you are a stockholder of record and attend the meeting, you may revoke your proxy by voting in person.
Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 11, 2011.
•	The 2011 Proxy Statement and 2010 Annual Report are available in the Investor Relations section of our website at www.bankbv.com.

By Order of the Board of Directors,

/s/ Patricia L. Day
Patricia L. Day
Corporate Secretary

The date of this notice is April 7, 2011.
PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2011 AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
PROXY STATEMENT
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL # 1: ELECTION OF DIRECTORS
PROPOSAL # 2: ADVISORY (NON-BINDING) PROPOSAL ON EXECUTIVE COMPENSATION
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OTHER MATTERS

BLUE VALLEY BAN CORP.
11935 RILEY
OVERLAND PARK, KANSAS 66213
PROXY STATEMENT
GENERAL INFORMATION
We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Blue Valley Ban Corp. (the “Company”) for the 2011 Annual Meeting of Stockholders and for any adjournment or postponement of the Annual Meeting. The 2011 Annual Meeting will be held on Wednesday, May 11, 2011 at 5:30 p.m. at the Bank of Blue Valley’s Leawood Banking Center, 13401 Mission Road, Leawood, Kansas.
This proxy statement and the accompanying proxy card will first be sent on or about April 7, 2011 to the Blue Valley Ban Corp. stockholders of record as of March 15, 2011 (the “Record Date”). Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of Company stock having evidence of such ownership, and guests of the Company.
Proxies are being solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information about the matters to be voted upon at the Annual Meeting.
Only record holders of the Company’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 2,843,649 shares of the Company’s common stock and 21,750 shares of the Company’s preferred stock issued and outstanding. Each share of the Company’s common stock is entitled to one vote on each matter properly brought before the meeting. Shares can be voted at the meeting only if the stockholder is present or represented by a valid proxy. Shares of the Company’s preferred stock are not entitled to vote on any matters brought before the stockholders at the 2011 Annual Meeting.
Many stockholders cannot personally attend the meeting and choose to be represented by proxy. Any stockholder of record giving the accompanying proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by (i) delivery of written notice to the Corporate Secretary that is received prior to the meeting, stating the proxy is revoked, (ii) delivery of a properly executed, later-dated written proxy and submitting it so it is received prior to the meeting in accordance with the instructions on the proxy card, or (iii) voting shares in person at the Annual Meeting. Providing a proxy will in no way limit the right of a stockholder of record to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you sign the proxy but do not specify how you want your shares to be voted, your shares will be voted in the manner recommended by the Board on all matters subject to vote by proxy. Votes will be counted by the Inspectors of the Election appointed by the Chairman at the meeting.
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote. The Company does not anticipate that any other matters will be raised at the Annual Meeting.
The Company maintains the confidentiality of the votes of individual stockholders. The Company does not disclose these votes to any member of management, unless required to do so for legal reasons. The Inspectors of the Election may have access to individual votes in the normal course of counting and verifying the vote.

Cost of Proxy Solicitation
The Company will pay the cost of this solicitation of proxies. In addition, our Directors, officers or employees may solicit proxies for us in person or by telephone. The Company may also, upon request, reimburse brokerage firms and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
(THIS SPACE INTENTIONALLY LEFT BLANK)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth beneficial ownership information for the Company’s common stock as of March 15, 2011 for (1) persons known by the Company to own of record or beneficially five percent or more of the outstanding common stock; (2) the Company’s directors (including Mr. Alexander and Mr. Taylor, who are nominees for re-election to the board of directors); (3) each of the executive officers of the Company named in the Summary Compensation Table as of the end of the year; and (4) all of the directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each person listed below is c/o 11935 Riley, Overland Park, Kansas 66213. This information has been prepared based upon the SEC’s “beneficial ownership” rules and information available to the Company. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of common stock beneficially owned. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

	Amount and Nature of Beneficial		Percentage of Class
Name and Address of Beneficial Owner	Ownership (1)		(8)
Robert D. Regnier	820,491	(2)	28.85%
Donald H. Alexander	213,415		7.50%
Thomas A. McDonnell	212,225	(3)	7.46%
Michael J. Brown	33,722	(4)	1.19%
Robert D. Taylor	12,706		*
Mark A. Fortino	16,130	(5)	*
Bruce A. Easterly	6,916	(6)	*
Bonnie M. McConnaughy	8,262	(7)	*
All directors and executive officers, 7 in number, as a group	1,111,642		39.09%

(1)	Based on information provided to us by our directors, executive officers, and beneficial owners.

(2)	Includes 140,767 shares held in family limited partnerships and a corporate entity; 581,326 shares held individually; 89,398 shares held in a family limited partnership with his spouse; and 9,000 shares issued to Mr. Regnier under the restricted stock award program.

(3)	Includes 3,600 shares held individually; and 208,625 shares jointly held by Mr. McDonnell and his spouse in a trust. Mr. McDonnell is not a director or executive officer of the Company, but is a beneficial owner of over five percent of the outstanding common stock.

(4)	Includes 6,978 shares held individually; and 26,744 shares held individually by Mr. Brown’s spouse.

(5)	Includes 11,375 shares held individually; 3,867 shares issued to Mr. Fortino under the restricted stock award program; and 888 shares held individually by his spouse.

(6)	Includes 2,674 shares held individually; 3,867 shares issued to Mr. Easterly under the restricted stock award program; and 375 shares Mr. Easterly has the right to acquire under vested stock options that he has not exercised.

(7)	Includes 2,345 shares held individually; 1,100 shares jointly held by Ms. McConnaughy and her spouse; 3,567 shares issued to Ms. McConnaughy under the restricted stock award program; and 1,250 shares Ms. McConnaughy has the right to acquire under vested stock options that she has not exercised.

(8)	Based on the number of shares of common stock outstanding on March 15, 2011, which was 2,843,649 shares.

*	Less than 1%.

PROPOSAL # 1: ELECTION OF DIRECTORS
The Company’s full board consists of four directors. The Company’s directors are divided into three classes, with one director in each class except for Class II. At each annual meeting of stockholders, the directors of a class are elected to serve a three-year term, and continue to hold office until their successors are elected and qualified. Two Class II Directors are to be elected at the Annual Meeting, and each will serve until expiration of his three-year term at the Company’s 2014 Annual Meeting of Stockholders or until a successor is elected. Unless otherwise directed, the persons named in the accompanying Proxy will vote the shares represented by the Proxy for the election of the following:
Nominees for Election
Class II Directors: Terms expiring in 2014

			Company
			Director
Name	Age	Position	Since
Donald H. Alexander	72	Director of the Company and of the Bank of Blue Valley (the “Bank”)	1992
Robert D. Taylor	64	Director of the Company	2006
Donald H. Alexander has been a director of the Company and member of its Audit Committee since 1992. Mr. Alexander has also been a director of the Bank since its formation in 1989. Mr. Alexander is a private investor with a background in commercial banking. In addition to his positions with the Company and the Bank, Mr. Alexander has also been Chairman of Tulsa Power, LLC in Tulsa, Oklahoma, a machinery fabrication company, since 1998; Chairman of C.D.I, Industrial and Mechanical Contractors, Inc. in Kansas City, Kansas, since 2003; and President and Director of Alexander & Associates, Inc. in Kansas City, Kansas, a private investment company, since 1987. Mr. Alexander serves as a Director of the Winston Churchill Memorial Library in Fulton, Missouri, Advisory Director of Nijenrode International Business School of Breukelen, the Netherlands, and trustee of the Eye Institute, Kansas City, Missouri. Mr. Alexander brings to the Board both his knowledge of the banking industry as well as his experience as a Chairman of a Board. His tenure on the Company’s Board provides him with a deep understanding of the business of the Company and the market in which it competes and provides continuity to the Board as a whole. Mr. Alexander qualifies as an Audit Committee financial expert.
Robert D. Taylor has been a director of the Company and the Audit Committee Chair since April 2006. Mr. Taylor is the Chairman and CEO of Executive AirShare Corporation, a fractional aircraft company headquartered in Kansas City, Missouri. Mr. Taylor’s management experience includes serving as Chairman and CEO of Railroad Savings Bank, a $600 million publicly traded savings and loan, and Senior Vice President and Chief Financial Officer of Rent-A-Center, a large consumer rental company. Mr. Taylor serves as the Chairman of the Board of Elecsys Corporation, an Olathe, Kansas based technology and electronics manufacturer specializing in machine to machine (M2M) communication solutions for industrial applications. As a member of the Board of Elecsys, Mr. Taylor serves on the Audit and Compensation Committees. Mr. Taylor also serves as a Director of Inergy L.P., a Kansas City, Missouri based propane company specializing in retail marketing, sale and distribution to residential, industrial and agricultural customers. That company also operates a natural gas storage business. As a member of the Inergy Board, Mr. Taylor serves as a member of the Audit Committee. Mr. Taylor is a trustee of University of Kansas Endowment Fund and a member of the Board of Advisors for the School of Business at the University of Kansas. Mr. Taylor brings to the Board his financial expertise and his experience as the chief executive officer, chairman of the board and chief financial officer of a publicly-traded company. He also has previous experience on other boards and serves on the audit committee of Elecsys and Inergy L.P. Mr. Taylor qualifies as an Audit Committee Financial Expert.
The Board of Directors recommends a vote “FOR” the election of Mr. Alexander and Mr. Taylor.

Directors Who Will Continue in Office
Class III Directors: Terms expiring in 2012

			Company
			Director
Name	Age	Position	Since
Robert D. Regnier	62	President, Chief Executive Officer and Chairman of the Board of Directors of the Company; President, Chief Executive Officer and Chairman of the Board of Directors of the Bank	1989
Class I Directors: Term expiring in 2013

			Company
			Director
Name	Age	Position	Since
Michael J. Brown	54	Director of the Company	2005
We have provided information below regarding the principal occupations and business experience of each director of the Company named above. Unless otherwise indicated, each person has held the indicated positions for at least the past five years. Except as otherwise indicated below, there are no reportable family relationships among our directors and executive officers.
Robert D. Regnier has been a director and the President and Chief Executive Officer of the Company and the Bank since their formation in 1989. He has also been the sole director and President and Chief Executive Officer of Blue Valley Investment Corporation since its formation in 1995, and of Blue Valley Building Corp. since its formation in 1994. Prior to forming Blue Valley Ban Corp., Mr. Regnier held various managerial positions with Boatmen’s Bank and Trust and Boatmen’s First National Bank of Kansas City. Mr. Regnier has over 40 years of experience in a number of banking areas, including lending, investments, personnel, administration, trust, operations, new business development and mergers. Mr. Regnier serves on the Board of Directors of the Greater Kansas City Chamber of Commerce, Civic Council of Greater Kansas City, Union Station Kansas City, Inc., Greater Kansas City Chamber Johnson County Leadership Council, Johnson County Community College Foundation, Greater Kansas City Community Foundation, Midwest Research Institute, Nelson Atkins Museum of Art, University of Kansas Hospital Authority, University of Kansas Medical Center Advancement Board, Kansas Venture Capital, Inc., and Applied Measurement Professionals. Mr. Regnier brings to the Board his extensive experience and knowledge of the banking industry, as well as his experience as the Chief Executive Officer and Chairman of the Board of the Company. He has in depth knowledge of the Company’s business, strategy and management team. Mr. Regnier also has extensive community relations experience with his involvement in civic, business, and philanthropic organizations in the Kansas City Metropolitan Area.
Michael J. Brown has been a director of the Company since August 2005. Mr. Brown is one of the founders of Euronet Worldwide, Inc. and has served as its chairman of the board of directors and chief executive officer since 1996. Euronet Worldwide, Inc. is a multinational company with a diverse product and service offering that enables financial institutions to offer secure electronic financial transactions at any time and place. Mr. Brown has nearly 15 years of prior experience in the computer software business. In addition to serving as chairman of Euronet Worldwide, Inc.’s board of directors, Mr. Brown serves on the board of Nexxus Lighting, Inc. The Board concluded that Mr. Brown should serve as a director because of his experience as the chief executive officer and chairman of the board of a publicly-traded company, his experience serving on other Boards of other publicly-traded companies, as well as his extensive knowledge of the electronic banking industry.

Required Votes—Election of Director Nominees
Each nominee for the Board of Directors must be elected by a plurality of the votes cast in person or by proxy at a meeting at which a quorum is present. Therefore, any shares not voted (whether by abstention, withheld votes, broker non-votes or otherwise) have no impact on the election of a director, except to the extent that the failure to vote for an individual may result in another individual receiving a larger proportion of the total votes. If you sign the proxy but do not specify how you want your shares to be voted, your shares will be voted in favor of the election of each nominee listed on the proxy.
Each nominee has agreed to serve as director if elected and the Company is not aware of any nominee that will be unable to serve. If for any reason the nominee is unable to serve, the proxies will be voted for a substitute nominee selected by the Board.
PROPOSAL # 2: ADVISORY (NON-BINDING) PROPOSAL ON EXECUTIVE COMPENSATION
The Board of Directors and executive management believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders. We also believe that both the Company and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. In accordance with the American Recovery and Reinvestment Act of 2009 (the “ARRA”), Blue Valley Ban Corp. is providing stockholders with the right to cast an advisory vote on our executive compensation program at the Annual Meeting of Stockholders in 2011.
The non-binding proposal, commonly known as a “Say on Pay” proposal, gives each stockholder the opportunity to endorse or not to endorse the compensation of the Company’s executives as disclosed in this Proxy Statement through the following resolution:
“Resolved, that the stockholders approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis and the compensation tables (together with the accompanying narrative disclosure) in the Company’s Proxy Statement for the Annual Meeting.”
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
The Board of Directors unanimously recommends a vote “FOR” approval of the non-binding proposal on executive compensation.

CORPORATE GOVERNANCE
Our business is managed by the Company’s employees under the direction and oversight of the Board. Except for Robert D. Regnier, our Chairman and Chief Executive Officer, none of our Board members are employees of the Company. We keep Directors informed of our business through discussions with management, materials provided to them, and their participation in Board and Board Committee meetings.
The Board has adopted a Code of Conduct, Business Ethics policy and an Excessive and Luxury Expenditure policy for employees, officers and directors and an Audit Committee Charter and Compensation Committee Charter to assist in providing a framework for the governance of the Company. Our Audit Committee Charter, Compensation Committee Charter, and Excessive and Luxury Expenditure policy are on the Company’s website at www.bankbv.com.
Director Independence
The Board reviews and determines the independence of each Director and nominee for election as a Director. The Board applies the definition of “independent directors”, as defined by the listing standards of the New York Stock Exchange. The Board has determined that each of the following non-employee directors of the Company is independent:
Donald H. Alexander
Michael J. Brown
Robert D. Taylor
The Board determined that Robert D. Regnier, as an employed executive officer of the Company, is not independent.
Board Leadership Structure and Risk Oversight
The Company has employed the leadership structure of having the Chief Executive Officer also serve as the Chairman of the Board. The Company’s original governing documents combined the position of Chief Executive Officer and the Chairman of the Board. The Board believes that by combining the positions it establishes direct accountability to the stockholders, as the Chief Executive Officer is responsible for the day to day decisions that affect the Company’s value. In addition, the Board believes that combining the positions avoids potential conflict between incumbents, establishes accountability, and enables the Chairman to have extensive knowledge of the Company’s operations and strategies. The Board believes that the dual role helps assure that the Chairman has, at all times, current and complete information on all matters relevant to the Board. The Board does not have a lead independent director designated; however, all Board members, except for the Chairman, are independent directors. In addition, the Audit Committee and Compensation Committee are both chaired by independent directors.
Our Board has oversight responsibility of the processes and systems established to report and monitor for material risks applicable to the Company. This oversight is conducted primarily through committees of the Board, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is responsible for reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal, compliance and ethics that management and the Board of Directors have established; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee also encourages continuous improvement of, and compliance with, the Company’s policies, procedures and practices. The Compensation Committee is responsible for the risks related to employment policies and the Company’s compensation and benefits system. To assist it in satisfying the oversight responsibilities, the Compensation Committee meets with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The Board satisfies their oversight responsibility through minutes and reports by each committee regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Committees of the Board of Directors and Meeting Attendance
The Board had six meetings during the last fiscal year. The only director who attended fewer than 75% of the meetings of the Board and Board-designated committees on which he served during the last fiscal year was Mr. Brown. The Company does not have a policy regarding Board member attendance at the Annual Meeting of Stockholders. All of the Company’s Board members, except for one, attended the 2010 Annual Meeting of Stockholders.
The Board has a standing Audit Committee appointed from among its members. Members of the Audit Committee include Mr. Alexander and Mr. Taylor. Ms. St. Peter was a member of the Audit Committee until her resignation in August 2010. All members of the Audit Committee are “independent directors” as defined by the listing standards of the New York Stock Exchange. The Board has determined that Mr. Taylor, Chairman of the Audit Committee, and Mr. Alexander, meet the requirements for being “audit committee financial experts” as the term is used under the Securities and Exchange Commission rules. The biographies of Mssrs. Taylor and Alexander are on page 4. The Board of Directors of the Company may also designate members of the Board of Directors of the Bank as non-voting advisory members of the Audit Committee. The Board has designated Suzanne Dotson and Charles Hunter as non-voting advisory members.
The Board formed the Compensation Committee from among its members during 2008. Members of the Compensation Committee include Mr. Alexander (Chairman of the Compensation Committee) and Mr. Taylor. Ms. St. Peter was a member of the Compensation Committee until her resignation in August 2010. All members of the Compensation Committee are “independent directors” as defined by the listing standards of the New York Stock Exchange. Recommendations for executive compensation, changes to employee benefit plans, and director compensation are determined by the Compensation Committee and presented and approved by the full Board of Directors of each of the Company and the Bank. The Compensation Committee had two meetings during the last fiscal year and all members were in attendance.
The Board does not have a standing Nominating Committee. The Board nominates persons to serve as directors of the Company, and with the exception of the CEO, the Board is composed of independent directors. The Board therefore believes that it is appropriate to not have a Nominating Committee or a Nominating Committee Charter. When considering director candidates, the Board will consider properly submitted stockholder nominations for candidates. The Board utilizes a variety of methods for identifying and evaluating nominees for directors. The Board assesses its number of directors periodically and determines whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the full Board considers various potential candidates for director. Candidates may come to the attention of the Board through current Board members, stockholders or other persons. These candidates are evaluated and may be considered at any point during the year. Stockholder nominations should be addressed to:
Blue Valley Ban Corp.
Attn: Chairman of the Board
11935 Riley
Overland Park, KS 66213
The Board will consider properly submitted stockholder nominations for director candidates, following verification of the stockholder status of persons proposing the candidates.
In evaluating nominations, the Board seeks to achieve a balance of knowledge, experience and capability on the Board. The Board considers candidates based upon several criteria, including their broad-based business and professional skills and experience, education, accounting, financial expertise, reputation, civic and community relationships, concern for the long-term interest of stockholders, personal integrity and judgment, and knowledge and expertise in the banking industry. The Board considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of the Company. The Company has no specific policy on diversity. When evaluating nominees, the composition of the entire Board is taken into account, including a desire for the Board to be composed of a majority of independent directors. In addition, the assessment of a candidate includes consideration of the number of public boards on which he or she serves because of the time requirements for duties and responsibilities associated with serving on the Board.
On December 5, 2008, the Company issued and sold to the United States Department of Treasury (the “Treasury”) 21,750 shares of Fixed Rate Cumulative Perpetual Preferred Stock, along with a ten year warrant to purchase 111,083 shares of the Company’s common stock. This transaction occurred pursuant to, and is governed by the Treasury’s Capital Purchase Plan. The preferred stock carries a 5% per year, cumulative dividend rate, payable quarterly. Failure to pay a total of six preferred stock dividends, whether or not consecutive, gives the Treasury the right to elect two directors to the Company’s Board of Directors. That right continues until the Company pays all dividends in arrears. The Company deferred its sixth dividend payment on August 15, 2010. The Treasury has not elected any directors to serve on the Company’s Board of Directors at this time; however, the Treasury assigned an observer to attend the Company’s meetings starting in November 2010.
Compensation Committee Interlocks and Insider Participation
All of our executive officers and employees are employed by the Bank and do not receive separate compensation for positions held with the Company, Blue Valley Investment Corporation, Blue Valley Building Corp., or any other subsidiaries of the Company or Bank. Recommendations for executive compensation are determined by the Compensation Committee and presented and approved by the full Board of Directors of each of the Company and the Bank. During 2010, Robert D. Regnier, who is a director of the Company and the Bank and President and Chief Executive Officer of the Company and the Bank, as well as Mark A. Fortino, who is Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank, participated in the deliberations of the Compensation Committee and the Boards of Directors of the Company and the Bank concerning executive compensation for employees other than themselves. There are no other reportable compensation committee interlocks or insider participation matters.
Code of Conduct and Ethics
The Company has a written Code of Conduct-Addendum for Senior Financial Officers, and a Code of Conduct and Business Ethics Policy for employees of the Company and its subsidiaries. The codes and policy include guidelines relating to financial reporting, legal and regulatory compliance, violation reporting, accountability, conflicts of interest, improper influence on conducts of audits, whistleblower protection, personal and business conduct, harassment and discrimination, and proprietary and confidential information. To request a copy of the Company’s Code of Conduct, email ir@bankbv.com.
Communications with the Board
Individuals may communicate directly with any member of the Board or any individual chairman of a committee of the Board by writing directly to those individuals at the following address:
Blue Valley Ban Corp.
11935 Riley
Overland Park, KS 66213
Communications that are intended for the non-management independent directors generally should be marked as such. The Company’s general procedure is to forward, and not to intentionally screen, any mail received at the Company’s corporate office unless the Company believes the communication may pose a security risk.

Certain Relationships and Related Transactions
The Bank periodically makes loans to our executive officers and directors, the members of their immediate families and companies with which they are affiliated. These transactions are approved by the Board of Directors. As of December 31, 2010, the Bank had aggregate loans outstanding to such persons of approximately $20.5 million and these loans were paying as agreed. These loans:
•	were made in the ordinary course of business;

•	were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank; and

•	did not involve more than the normal risk of collectibility or present other unfavorable features.
The Company’s Board reviews and approves all transactions with related persons that exceed $120,000, and in which the related person had or will have a direct or indirect material interest.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires every director and officer and each person owning directly or indirectly more than 10% of any class of equity security which is registered pursuant to Section 12 of the Exchange Act, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Because the Company’s equity securities are not registered pursuant to Section 12 of the Exchange Act, such beneficial ownership reporting requirements are not applicable.
AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board in its oversight of the Company’s accounting, auditing and financial reporting processes. The Company’s Audit Committee consisted exclusively of “independent”, as defined by the listing standards of the New York Stock Exchange, as well as two advisory members who are directors of the Bank. The Audit Committee has general responsibility for oversight of financial controls, as well as our accounting, regulatory and audit activities, and annually reviews the qualifications of our independent auditors. The Audit Committee operates pursuant to a written charter which was last reviewed and approved by the Board in August 2010. The Audit Committee Charter is on the Company’s website at www.bankbv.com. As set forth in the charter, management of the Company is responsible for establishing and maintaining the Company’s internal control structure over financial reporting, for preparing the Company’s financial statements in accordance with generally accepted accounting principles and applicable laws and regulations, safeguarding and management of assets, and ensuring compliance with federal and state laws and regulations. Management is also responsible for conducting an evaluation of the effectiveness of the internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the committee of Sponsoring Organizations of the Treadway Commission. The Company’s independent auditors, BKD, LLP, are responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to their conformity with accounting standards generally accepted in the United States of America.
During the year ended December 31, 2010, the Audit Committee met four times and the Audit Committee discussed with management and the independent auditors all interim financial information prior to public release.

In the performance of its oversight function, the Audit Committee has received from the independent accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with the applicable requirements of the Public Company Accounting Oversight Board, and discussed with the independent auditor the independent auditor’s independence, including but not limited to any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee has discussed and reviewed the audited financial statements and management’s assessment on internal control over financial reporting with management and with BKD, LLP as of December 31, 2010. The Audit Committee has also discussed with BKD, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T.
The Audit Committee reviewed with management and the independent auditors, the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2010. Pursuant to this review, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s 2010 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.
The Audit Committee has selected and approved BKD, LLP as the Company’s independent public accountants for fiscal year 2011.
Submission by The Audit Committee of the Company’s Board:
Robert D. Taylor, Chairman of the Audit Committee
Donald H. Alexander
Charles H. Hunter, advisory member
Suzanne E. Dotson, advisory member
Independent Auditors and Fee Information
BKD, LLP has served as independent auditor of the Company since 1989. Such services include the audit of the financial statements of the Company for the recently completed fiscal year, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and other appropriate services as approved. A member of BKD, LLP is expected to attend the annual meeting and, if present, will have the opportunity to make a statement if desired. Such member will also be available to respond to appropriate questions from the stockholders.
The following is a summary of fees billed by BKD, LLP for professional services rendered during the fiscal years ended December 31, 2010 and 2009:

	2010	2009
	(in thousands)
Audit fees	$163	$182
Audit-Related fees	—	—
Tax fees	49	28
All other fees	—	—

Total	$212	$210

Audit fees paid to BKD, LLP are for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, FHA lender audit for 2010, and audit procedures for Sarbanes-Oxley in 2009 prior to the extension of the implementation date. Tax fees include fees paid for the preparation and review of the Company’s state and federal tax returns, tax consulting services, and in 2010 review and preparation for Internal Revenue Service examination. All other fees include other permitted advisory services. The Audit Committee has considered and found that the provision of services by BKD, LLP covered above is compatible with maintaining their independence. During 2010, 100% of the total fees disclosed in the Independent Auditor Fee Information table were specifically approved by the Audit Committee.
The Audit Committee has adopted the following guidelines for pre-approval of audit and permitted non-audit services provided by the Company’s independent auditor. Annually the Audit Committee will review the fee proposal and engagement letter for audit services to be performed along with other permitted services including audit-related and tax services to be provided by the independent registered public accountant. If agreed to by the Audit Committee, the engagement letter is formally accepted by the Audit Committee.
For non-audit services, Company management submits to the Audit Committee for approval significant non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. The Audit Committee has delegated to the Chair of the Audit Committee the authority to grant pre-approval for non-audit services not to exceed $15,000 per engagement. The decision of the Chair is then presented to the full Audit Committee at its next scheduled meeting. Company management and the independent auditor will each confirm to the Audit Committee that each non-audit service recommended is permissible under all applicable legal requirements.

COMPENSATION DISCUSSION AND ANALYSIS
As with many companies in the financial services sector, the recent and ongoing financial downturn had a significant impact on the Company’s 2010 and 2009 results of operations and on the price of the Company’s stock. Consistent with the objectives of aligning the compensation of the Company’s executive officers with the annual and long-term performance of the Company and the interests of the Company’s stockholders, these factors have been reflected in the compensation of the Company’s named executive officers for 2010.
This section contains a description and analysis of the compensation programs and decisions the Board made for 2010 for our Chief Executive Officer, Chief Financial Officer, and the Company’s named executive officers. Those officers as of December 31, 2010 were as follows:

Name	Title
Robert D. Regnier	President, Chief Executive Officer and Chairman of the Board of Directors of the Company; President, Chief Executive Officer and Chairman of the Board of Directors of the Bank

Mark A. Fortino	Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank

Bruce A. Easterly	Executive Vice President — Chief Lending Officer of the Bank

Bonnie M. McConnaughy	Senior Vice President — Deposit Operations and e-Business Solutions of the Bank
Background of Named Executive Officers
Robert D. Regnier (age 62) has been a director, the President and Chief Executive Officer of the Company and the Bank since their formation in 1989. He has also been the sole director and President and Chief Executive Officer of Blue Valley Investment Corporation since its formation in 1995, and of Blue Valley Building Corp. since its formation in 1994. Prior to forming Blue Valley Ban Corp., Mr. Regnier held various managerial positions with Boatmen’s Bank and Trust and Boatmen’s First National Bank of Kansas City. Mr. Regnier has over 40 years of experience in a number of banking areas, including lending, investments, personnel, administration, trust, operations, new business development and mergers. Mr. Regnier serves on the Board of Directors of the Greater Kansas City Chamber of Commerce, Civic Council of Greater Kansas City, Union Station Kansas City, Inc., Greater Kansas City Chamber Johnson County Leadership Council, Johnson County Community College Foundation, Greater Kansas City Community Foundation, Midwest Research Institute, Nelson Atkins Museum of Art, University of Kansas Hospital Authority, University of Kansas Medical Center Advancement Board, Kansas Venture Capital, Inc., and Applied Measurement Professionals.
Mark A. Fortino (age 44) has been with the Company and the Bank since May 1998. Mr. Fortino serves as Chief Financial Officer and/or Treasurer of Blue Valley Ban Corp., Blue Valley Investment Corporation and Blue Valley Building Corp., and Executive Vice President and Chief Financial Officer of the Bank. As such, he is responsible for oversight of all financial reporting and analysis, bank operations, human resources, compliance, internal audit, loan review, information technology, facilities, administration, and marketing. Mr. Fortino also serves on the Technology, Asset/Liability Management, Compliance, Marketing and Work-Life Committees of the Bank. Mr. Fortino is a certified public accountant, and for ten years prior to joining Blue Valley served in various positions, including Audit Manager, at Baird, Kurtz & Dobson (now BKD, LLP), a public accounting firm in Kansas City, Missouri. His prior experience includes bank consulting and auditing, bank mergers and acquisitions, public securities offerings and periodic SEC reporting. Mr. Fortino is a member of the Missouri Society of CPAs and the American Institute of CPAs. Mr. Fortino has served as treasurer on various not-for-profit boards and remains an active executive board member as a past chair of the University of Kansas Accounting and Information Systems Advisory Council.

Bruce Easterly (age 51) rejoined the Bank as Executive Vice President — Chief Lending Officer on November 10, 2008. Mr. Easterly is responsible for managing the commercial lending team as well as serves as a member of the Asset/Liability Management, Technology, Compliance, and Loan committees. Mr. Easterly started his banking career as a bank examiner working for the Illinois Commissioner of Banks and Trust Companies in the Northern District of Chicago from 1982 to 1985. He then joined Continental Bank in the audit division primarily involved in conducting due diligence on acquisition targets during the period from 1985 to 1987. Mr. Easterly gained international banking and large corporate lending experience during his tenure at Toronto Dominion Bank from 1987 to 1991. In 1991, he relocated to the Kansas City area to work for Merchants Bank heading up the credit administration department until 1992 when it was acquired by Boatmen’s Bank of Kansas City. During his tenure at Boatmen’s he worked in special assets and then in the metropolitan banking department. After the bank was acquired by NationsBank and subsequently merged with Bank of America he worked in the global bank focusing on credit products for corporate banking clients. After a brief stint at US Bank in the corporate banking division from 2000 to 2002, he joined Bank of Blue Valley. At Bank of Blue Valley from 2002 through August 2008, he was initially responsible for managing the commercial lending team and his loan portfolio. Mr. Easterly left the Bank for a brief stint in August 2008 through November 2008 and served as Executive Vice President and Chief Lending Officer with Valley View State Bank in Overland Park, Kansas. While at Valley View State Bank, he was responsible for managing the commercial and real estate lending division. Mr. Easterly has a BS in Business Economics from Southern Illinois University and an MBA in finance from DePaul University’s Graduate School of Business.
Bonnie M. McConnaughy (age 51) joined the Bank in 1990. In December of 2008, Ms. McConnaughy was promoted to Senior Vice President. As such, she is responsible for the oversight of the Deposit Operations, Retail Deposit Operations and e-Business Solutions departments as part of the Finance Administration and Operational Solutions Division. Ms. McConnaughy also handles implementation for new products and acts as the primary contact for the Bank’s core processing provider. Ms. McConnaughy serves on the Technology, Asset/Liability Management, Compliance and Marketing Committees of the Bank. Ms. McConnaughy is also the Security Officer for the Bank. Ms. McConnaughy has been in banking since 1980, holding various positions including Teller, Personal Banker, Loan Operations and Deposit Operations and is a certified Paralegal with an Associates Degree in Paralegal Studies.
Objectives of our Compensation Program
The Company seeks to attract, motivate and retain highly-qualified executive officers and compensate them to maximize short-term and long-term benefits to the Company and its stockholders. To accomplish this goal, the total compensation of the Company’s executive officers includes base salary as well as incentive compensation in the form of cash bonuses and equity incentive grants. The compensation program of the Company has the following elements:
1.	Measurable goals that promote the interests of our employees, customers and stockholders;

2.	Long-term incentive compensation programs; and

3.	Competitive pay practices
Role of the Compensation Committee
The Compensation Committee provides overall guidance to the Board of Directors of the Company and the Bank with respect to the establishment, maintenance and administration of the Company’s compensation programs and employee benefit plans, including determination of the Chief Executive Officer’s compensation and incentives and review and approval of the executive officers’ compensation and incentives. When determining the appropriate level of executive compensation, including that for the CEO, the Compensation Committee considers factors such as compensation surveys and research data, duties performed by each executive and the level of performance of each executive’s department(s) and/or area(s) of responsibility, as well as the overall performance of the Company. In addition, the Compensation Committee reviews and approves all disclosures regarding executive compensation, including the Compensation Discussion and Analysis, required to be included in the Company’s proxy statement.

Compensation Sources
In 2010, the First Vice President — Human Resources evaluated the Company’s compensation practices and individually analyzed the executive officer compensation against other similarly situated financial services institutions. A compensation consultant was engaged to review this analysis and to provide additional data. Information was accumulated and recommendations were provided to the Compensation Committee for review and determination of appropriate compensation. Industry specific sources that are publicly available were used for this analysis including:
     Industry Sources:
•	Kansas Bankers Association Compensation & Benefits Survey May 2010

•	American Bankers Association 2010 Compensation & Benefits Survey

•	2010/2011 Financial Services Survey Report on Executive and General Industry Personnel Compensation — Towers Watson Data Services

•	2010/2011 Financial Services Survey Report on Commercial Lending and Trust Services Personnel Compensation — Towers Watson Data Services

•	2010/2011 Financial Services Survey Report on Retail Banking Personnel Compensation — Towers Watson Data Services

•	2010 National Bank Officer Compensation Survey — Amalfi Consulting, LLC
This analysis revealed that the Company’s executive officers were cumulatively compensated at approximately the 36th percentile. The executive officer’s pay was found to be reasonable and within the range of compensation paid by the peer group for individuals in similar roles with similar responsibilities.
Participation in the U.S. Treasury’s Capital Purchase Plan
The Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law on October 3, 2008. This legislation was principally designed to allow the U.S. Treasury Department (the “Treasury”) and other government agencies to take action to restore liquidity and stability to the U.S. financial system. This legislation authorized the Treasury, through the Troubled Asset Relief Program (the “TARP”), to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans and certain other financial assets, including debt and equity securities issued by financial institutions and their holding companies. The Treasury allocated $250 billion to the TARP Capital Purchase Program (the “CPP”). The Company’s Board of Directors approved the Company’s participation in the program and the Company entered into a Securities Purchase Agreement — Standard Terms on December 5, 2008. Pursuant to the agreement, the Company issued and sold to the Treasury 21,750 shares of Fixed Rate Cumulative Perpetual Preferred Stock, along with a ten year warrant to purchase 111,083 shares of the Company’s common stock, for a total cash price of $21.75 million. In connection with the participation in the CPP, the Company is required under The American Recovery and Reinvestment Act of 2009 (the “ARRA”), enacted on February 17, 2009, for the duration of the period that the Treasury holds any equity or debt position in the Company acquired under the CPP (the “Restricted Period”), to take the following actions with respect to its executive compensation arrangements relating to its executive officers:
•	require that bonus, incentive compensation, and retention payments made to the Senior Executive Officers (the executive officers listed on page 13) and the next 20 most highly compensated employees are subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

•	prohibit paying any “golden parachute” payment to any Senior Executive Officer or any of the next five most-highly compensated employees, generally meaning any payment in the nature of compensation to (or for the benefit of) an executive officer made in connection with an applicable severance from employment other than compensation earned for services rendered or accrued benefits;

•	prohibit paying or accruing any bonus, retention award or incentive compensation to the most highly compensated employee, except for awards of long-term restricted stock that have a value equal to no greater than one-third of such executive’s annual compensation and do not fully vest during the Restricted Period; and

•	review of bonuses, retention awards, and other compensation paid to the Senior Executive Officers and the next 20 most-highly compensated employees to determine whether any such payments were inconsistent with the purposes of the TARP or otherwise against public interest.
The ARRA also sets forth additional corporate governance obligations of TARP recipients. These additional obligations include: (i) semi-annual meetings of the Compensation Committee of the Board of Directors (comprised entirely of independent directors) to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such compensation plans; (ii) company-wide policies regarding excessive or luxury expenditures; (iii) non-binding stockholder say on pay proposals to be included in proxy materials; and (iv) written certifications by the chief executive officer and chief financial officer with respect to compliance with the compensation requirements of the ARRA. The ARRA amended EESA to require a financial institution’s chief executive officer and chief financial officer to annually certify that the financial institution is in compliance with the compensation requirements of the ARRA. The Compensation Committee will comply in all material respects with the EESA, the ARRA and all applicable rules and regulations, as the same are promulgated or amended from time to time.
Performance Reviews
At the beginning of each fiscal year, the Board of Directors and executive officers establish the performance goals for the year. These performance goals factor into the annual performance reviews for each executive officer. At the end of each fiscal year, the Company’s executive officers perform a self-evaluation of their performance and goals. The Company’s CEO conducts the performance evaluations of each of the executive officers and presents the recommendations to the Compensation Committee as to their compensation for the upcoming year, which is then presented to the Boards of Directors of the Company and Bank. The performance review of the CEO is based on the financial performance of the Company, achievement of goals, and overall management of risk. The Compensation Committee and Boards of Directors discuss the CEO’s performance and recommend and approve the compensation for the upcoming year.
Elements of Compensation
Total compensation for executive officers consisted of the following components:
Base Salary
An executive officer’s base salary is a guaranteed element of annual compensation on which he or she may rely regardless of performance. The base salary for each executive officer reflects his or her position, responsibilities and contributions relative to other executives and applicable market data. Base salary is reviewed each December, as well as other times to recognize a promotion or change in job responsibilities as necessary.
Annual Incentive Cash Compensation
The Company’s Incentive Compensation Plan is a cash incentive plan to reward our executive officers for the achievement of the Company’s annual performance goals. In awarding annual cash incentives, the Board considers the Company’s financial performance compared to the annual target for Return on Equity, or “ROE”.

The Company’s executive officers are eligible to receive an annual cash incentive equal to a percentage of their base salary based entirely on whether the Company’s ROE was achieved. The range of potential annual cash incentives as a percentage of base salary for our executive officers is as follows, and is based on achievement of an annual ROE of at least 10% to greater than or equal to 20%:

Name	Annual Cash Incentive Ranges
Robert D. Regnier	10% to 100%
Mark A. Fortino	10% to 75%
Bruce A. Easterly	10% to 75%
Bonnie M. McConnaughy	10% to 75%
If the Company does not achieve an ROE of at least 10%, then no cash incentives are paid. For years that the Company exceeds an ROE of 10%, the eligible incentive increases incrementally as ROE increases. There were no annual cash incentive awards for Mr. Regnier, Mr. Fortino, Mr. Easterly, or Ms. McConnaughy during 2010, 2009 or 2008, as the Company did not achieve an ROE of at least 10%.
Long-Term Retention Bonus Plan
The Long-Term Retention Bonus Plan was approved by the Board in December 2006. It is effective for years ending December 31, 2007 and after. The plan creates a bonus pool that is only paid out when the prior three year average ROE is greater than or equal to 14% or when the participant becomes eligible to retire, becomes disabled or dies, or in the case of a change in control. The plan is unfunded, but has been fully accrued for by the Company. Credits to the plan will equal 50% of each executive officer’s annual incentive cash compensation. If no annual incentive cash compensation is paid, no amount would be credited under the terms of the plan. This annual incentive cash compensation credit creates a Long-Term Retention Bonus Pool for that executive officer. One-third of the balance will be paid out in qualifying years, however the entire pool balance is forfeited upon termination of employment. If the executive officer provides 20 years of service and reaches 55 years of age, or reaches Social Security Retirement age, 100% of the remaining pool balance is paid out to the executive officer. The first possible payout under the plan would have been January of 2012, provided the previous three-year average ROE exceeded 14%. During 2008 through 2010, the Company did not meet the ROE requirements for annual incentive cash compensation and thus no long-term retention bonus credit was made. As a result of performance in 2008, 2009 and 2010, it is unlikely that a long-term retention bonus will be paid in the next three years.
Long-Term Equity Awards
The Company has historically awarded stock option and restricted stock grants to provide our executive officers with long-term equity awards for performance, to more closely align their interests with the Company’s stockholders, and to retain talented executives. The 1998 Equity Incentive Plan, amended and restated as of May 14, 2003, provides for the issuance of equity-based awards, including restricted stock and stock options. Commencing in 2003, the Company began issuing restricted stock in lieu of non-qualified stock options. The restricted stock awarded to the CEO and executive officers is determined at the discretion of the Compensation Committee and Board of Directors. Restricted stock awarded to the CEO and executive officers for 2010 performance (grant date December 15, 2010) was 5,000 shares for the CEO and 600 shares for each other named executive officer. Restricted stock awarded to the CEO and executive officers for 2009 performance (grant date December 16, 2009) was 4,000 shares for the CEO and each other named executive officer at the end of that fiscal year. Restricted stock awarded to the CEO and executive officers for 2008 performance (grant date February 1, 2009) was 1,800 shares for the CEO and 600 shares for each other named executive officer except Ms. McConnaughy. Ms. McConnaughy received 300 shares as she was not named an executive officer until December 2008. The stock award for the CEO for 2010 and 2009 performance will not vest for the duration of the period that the Treasury holds any equity or debt position in the Company acquired under the CPP. The stock award to the CEO for 2008 performance vested immediately. The restricted stock award for the other executive officers for the 2010 and 2008 performance vests over 3 years. The restricted stock award for the 2009 performance for each other executive officer vests in increments over a period of time with full vesting by May 1, 2012. The value of the shares awarded, combined with all other forms of compensation, is reviewed by the Compensation Committee and Board of Directors in determining the appropriate number of shares to be awarded.

Unvested restricted stock grants are normally forfeited upon termination of employment. However, in the case of death or disability, the restricted shares become non forfeitable.
The Compensation Committee has not set minimum stock ownership levels for any executive officer. The Company does not coordinate the timing of stock awards with the release of material non-public information.
Change of Control Benefits
In 2010, the Company entered into change of control agreements with three of our key employees, Mr. Fortino, Mr. Easterly and Ms. McConnaughy. The Board of Directors determined it was in the best interests of the Company and its stockholders to ensure that the Company and its affiliates will have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control. The Board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a potential change in control and to provide the executive with a compensation package competitive with those of other corporations who may seek to employ our executives. Upon a change of control, no sooner than the date the Company has repaid all of its obligations under the TARP, shall pay the above named executives a lump sum cash amount equal to the product of: (i) two, and (ii) the sum of Executive’s annual base salary at the rate in effect immediately preceding the change in control plus the cash bonus paid to Executive with respect to the most recently closed fiscal year of the Company. If full payment is made to Executive as described above, for a period of one year following such payment, Executive covenants and agrees not to attempt to directly or indirectly recruit, solicit, or induce, anyone employed with the Company or any of its affiliates and agrees not to or attempt to solicit, divert, or take away any clients, customers, or accounts, or prospective clients, customers, or accounts of the Company or any of its affiliates.
Other Benefits
Other benefits provided by the Company include the following retirement plans: 401(k) Plan and Profit Sharing Plan. For the 401(k) Plan, the Company matches 100% on the first 3% deferred by the individual and 50% match on the next 2% deferred by the individual. All funds are immediately 100% vested. For the Profit Sharing Plan, the Company makes contributions to the Plan based on Company profits. The Board determines the amount to be contributed each year. In 2008, 2009 and 2010, based on the performance of the Company, the Compensation Committee and Board of Directors approved no contribution to the Profit Sharing Plan for the respective plan years. Eligibility to participate is after one year of service. Vesting is at 20% each year.
The Company does not offer any defined benefit plan or post-retirement benefit plan that requires expense to the Company following the termination of employment of any executive officer.
The Company believes that the benefits and perquisites it provides to its executive officers are within competitive practice and customary for executives in key positions at comparable companies. These benefits serve the Company’s goal of offering competitive compensation that allows the Company to attract, motivate and retain highly-qualified executive officers and compensate them to maximize short-term and long-term benefits to the Company and its stockholders.

Employment Agreements
Mr. Regnier, Mr. Fortino, Mr. Easterly, and Ms. McConnaughy each has an oral agreement with the Company for “at will” employment which includes the following:
1.	Entitlement to a salary, adjusted annually by the Board;

2.	Participation in the annual incentive bonus program (as described above);

3.	Eligibility for incentive awards under the 1998 Equity Incentive Plan, as determined by the Board;

4.	Entitlement to medical and disability insurance and other forms of health, life and other insurance and/or benefits provided by the Company to its employees; and

5.	Entitlement to paid time off and all other employee benefits provided by the Company to its employees, except for Mr. Regnier who is not eligible to participate in the Employee Stock Purchase Plan due to his greater than 5% ownership in the Company.
As a participant of the CPP, each executive officer has signed a waiver voluntarily waiving any claim against the Treasury or the Company for any changes to compensation and benefits that were required to comply with regulations issued by the Treasury. Each executive acknowledged in the waiver that this regulation may require modification of compensation, bonus, incentives, and other benefit plans, arrangements, policies and agreements that the individual may have with the Company as they relate to the period the Company is a participant in the CPP.

COMPENSATION COMMITTEE REPORT
As noted previously under the Corporate Governance and Committees of the Board of Directors, the Board created a standing Compensation Committee during 2008. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the review and discussion, the Compensation Committee of the Company’s Board of Directors recommended to the Board to include the Compensation Discussion and Analysis in the Proxy Statement for filing with the Securities and Exchange Commission.
Submission by the Compensation Committee:
Donald H. Alexander, Chairman of the Compensation Committee
Robert D. Taylor

EXECUTIVE COMPENSATION
The Summary Compensation Table below provides summary information concerning compensation that was paid or accrued for fiscal years ended December 31, 2010, 2009 and 2008 to or on behalf of the Chief Executive Officer, Chief Financial Officer, and the other executive officers whose salary and bonus for 2010 exceeded $100,000. Executive officers do not have employment contracts assuring continued employment, but do have oral agreements for “at will” employment as discussed above.
SUMMARY COMPENSATION TABLE

				Long Term
				Retention	Stock	All Other
Name and Principal Positions	Year	Salary	Bonus (1)	Bonus (2)	Awards (3)	Comp (4)	Total

Robert D. Regnier	2010	$265,200	$—	$—	$37,500	$12,472	$315,172
President, Chief Executive Officer and	2009	$265,200	$—	$—	$42,000	$13,179	$320,379
Chairman of the Board of Directors of	2008	$265,300	$—	$—	$45,000	$11,427	$321,727
Blue Valley; President, Chief Executive Officer and Director of the Bank

Mark A. Fortino	2010	$155,000	$—	$—	$4,500	$6,326	$165,826
Chief Financial Officer of Blue Valley;	2009	$155,000	$130	$—	$42,000	$6,570	$203,700
Executive Vice President and Chief	2008	$145,100	$—	$—	$15,000	$6,350	$166,450
Financial Officer of the Bank

Bruce A. Easterly	2010	$150,000	$—	$—	$4,500	$6,276	$160,776
Executive Vice President — Chief	2009	$150,000	$130	$—	$42,000	$5,850	$197,980
Lending Officer of the Bank	2008	$90,437	$20,000	$—	$15,000	$3,771	$129,208

Bonnie M. McConnaughy	2010	$100,000	$—	$—	$4,500	$4,450	$108,950
Senior Vice President — Deposit Operations	2009	$100,000	$130	$—	$42,000	$4,301	$146,431
and e-Business Solutions if the Bank	2008	$90,000	$—	$—	$7,500	$3,888	$101,388

(1)	Amounts reflected in the Bonus column reflect cash incentive awards earned in 2010, 2009 and 2008 which is discussed in further detail under the Annual Incentive Cash Compensation on page 16 in the Compensation Discussion and Analysis. There were no cash incentive awards issued in these years under that plan. During 2009, each employee, other than Mr. Regnier, received a $130.00 special bonus award paid by the Bank as part of celebrating the Bank’s 20th Anniversary. Mr. Easterly received a $20,000 signing bonus in 2008.

(2)	The Company did not meet the ROE requirements for bonus and thus no long term retention bonus was recorded for 2010, 2009 and 2008. Future payout of the award can not be determined at this time and is dependent on several factors including future financial performance of the Company, as discussed under the Long-Term Retention Bonus Plan on page 17 in the Compensation Discussion and Analysis.

(3)	In December 2010, the Board approved restricted stock awards for 2010 performance with a grant date of December 15, 2010. Mr. Regnier was awarded 5,000 shares of stock, which will not vest for the duration of the period that the Treasury holds any equity or debt position in the Company acquired under the CPP. Mr. Fortino, Mr. Easterly, and Ms. McConnaughy were each awarded 600 shares of restricted stock which vests on December 15, 2013. Management’s estimate of the fair value of our common stock at grant date, December 15, 2010, was $7.50 per share based upon the last trade which occurred on December 9, 2010. In December 2009, the Board approved restricted stock awards for 2009 performance with a grant date of December 16, 2009. Mr. Regnier was awarded 4,000 shares of stock, which will not vest for the duration of the period that the Treasury holds any equity or debt position in the Company acquired under the CPP. Mr. Fortino, Mr.

Easterly, and Ms. McConnaughy were each awarded 4,000 shares of restricted stock which vests in increments over a period of time with full vesting by May 1, 2012. Management’s estimate of the fair value of our common stock at grant date, December 16, 2009, was $10.50 per share based upon the last trade which occurred on November 25, 2009. In December 2008, the Board approved restricted stock awards for 2008 performance with a grant date of February 1, 2009. Mr. Regnier was awarded 1,800 shares of stock, which vested immediately on February 1, 2009. Mr. Fortino and Mr. Easterly were each awarded 600 shares of restricted stock which vests on February 1, 2012. Ms. McConnaughy was awarded 300 shares of restricted stock which vests on February 1, 2012. Management’s estimate of the fair value of our common stock at grant date, February 1, 2009, was $25.00 per share based upon the last trade which occurred on January 28, 2009.

(4)	All Other Compensation is comprised of the following amounts:

					Cash
					Dividends
				Premiums	Paid on
			Profit	for Group	Stock			Total All
		401(k)	Sharing	Term Life	Awards	Perquisites	Service	Other
Name		Match	Contribution	Insurance	(a)	(b)	Awards	Compensation
Robert D. Regnier	2010	$9,800	$—	$1,584	$—	$1,088	$—	$12,472
	2009	$9,800	$—	$1,584	$—	$1,795	$—	$13,179
	2008	$9,200	$—	$1,579	$648	$—	$—	$11,427

Mark A. Fortino	2010	$6,200	$—	$126	$—	$—	$—	$6,326
	2009	$6,444	$—	$126	$—	$—	$—	$6,570
	2008	$5,804	$—	$114	$432	$—	$—	$6,350

Bruce A. Easterly	2010	$6,000	$—	$276	$—	$—	$—	$6,276
	2009	$5,574	$—	$276	$—	$—	$—	$5,850
	2008	$3,462	$—	$93	$216	$—	$—	$3,771

Bonnie M. McConnaughy	2010	$4,012	$—	$138	$—	$—	$300	$4,450
	2009	$4,163	$—	$138	$—	$—	$—	$4,301
	2008	$3,600	$—	$72	$216	$—	$—	$3,888

(a)	Amounts reflect cash dividends paid on unvested restricted stock in 2008. No cash dividends were paid in 2010 and 2009.

(b)	Perquisites for Mr. Regnier include personal use of the Company car.

Grants of Plan-Based Awards in 2010

									All Other
									Stock	Grant Date
									Awards:	Fair Value
			Estimated Possible Payout			Estimated Future Payouts			Number of	of
			Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Restricted
			Plan Awards (1)			Awards			Restricted	Stock
		Board	Threshhold	Target	Maximum	Threshhold	Target	Maximum	Stock	Awards
Name	Grant Date	Action Date	($)	($)	($)	($)	($)	($)	(#) (2)	($)

Robert D. Regnier	12/15/2010	12/15/2010		$—					5,000	$7.50

Mark A. Fortino	12/15/2010	12/15/2010		$—					600	$7.50

Bruce A. Easterly	12/15/2010	12/15/2010		$—					600	$7.50

Bonnie M. McConnaughy	12/15/2010	12/15/2010		$—					600	$7.50

(1)	Future payout of the Long-Term Retention Bonus Plan is dependent on several factors, including financial performance of the Company as discussed on page 17 in the Compensation Discussion and Analysis. The award provides for a single estimated payout, thus there are no threshold or maximum amounts payable under the plan. As the Company did not meet the requirements for Bonus in 2010, no amounts were credited to the Long-Term Retention Bonus plan.

(2)	Represents restricted stock granted under the 1998 Equity Incentive Plan, amended and restated as of May 14, 2003, as described under Long-Term Equity Awards on page 17 in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

									Equity
						Stock Awards			Incentive
	Option Awards							Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:			Number of	Market	Number of	Value of
	Number of	Number of	Number of			Shares of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Restricted	Shares of	Shares or	Shares or
	Underlying	Underlying	Underlying			Stock That	Stock That	Other	Other
	Options (#)	Unexercised	Unexercised	Option	Option	Have Not	Have Not	Rights That	Rights
	Exercisable	Options (#)	Unearned	Exercise	Expiration	Vested (#)	Vested	Have Not	That Have
Name	(1)	Unexercisable	Options	Price	Date	(2)	(3)	Vested	not Vested
Robert D. Regnier	—	—	—	$—	—	9,000	$58,500	—	$—
Mark A. Fortino	—	—	—	$—	—	4,467	$29,036	—	$—
Bruce A. Easterly	375	—	—	$25.00	12/12/2012	4,167	$27,086	—	$—
Bonnie M. McConnaughy	750	—	—	$19.50	12/13/2011	3,867	$25,136	—	$—
	500	—	—	$25.00	12/12/2012

(1)	All amounts represent non-qualified stock options awarded under the 1998 Equity Incentive Plan, amended and restated as of May 14, 2003.

(2)	Represents restricted stock granted under the 1998 Equity Incentive Plan, amended and restated as of May 14, 2003. Mr. Regnier was awarded 5,000 in 2010 and 4,000 in 2009. These shares will not vest for the duration of the period that the Treasury holds any equity or debt position in the Company acquired under the CPP. Mr. Fortino was awarded 600 shares in 2010 for 2010 performance, 4,000 shares in 2009 for 2009 performance of which 1,333 shares vested in 2010, 600 shares in 2009 for 2008 performance, and 600 shares in 2008 for 2007 performance. Mr. Easterly was awarded 600 shares in 2010 for 2010 performance, 4,000 shares in 2009 for 2009 performance of which 1,333 shares vested in 2010, 600 shares in 2009 for 2008 performance and 300 shares in 2008 for 2007 performance. Ms. McConnaughy was awarded 600 shares in 2010 for 2010 performance, 4,000 shares in 2009 for 2009 performance of which 1,333 shares vested in 2010, 300 shares in 2009 for 2008 performance and 300 shares in 2008 for 2007 performance. Ms. McConnaughy received lower awards in 2008 as she was not considered executive officers at the time of the award. The shares awarded in 2009 for 2009 performance vest in increments over a period of time with full vesting by May 1, 2012. The shares awarded in 2010 for 2010 performance vest on December 15, 2013, the shares awarded in 2009 for 2008 performance vest on February 1, 2012, and the shares awarded in 2008 for 2007 performance vest on February, 1, 2011.

(3)	Management’s estimate of the fair value of our common stock at December 31, 2010 was $6.50 per share based upon the last trade of 2010 which occurred on December 31, 2009.

Option Exercises and Stock Vested in 2010
The following table sets forth information with respect to the executive officers identified in the prior table concerning the exercise of options and stock vested during 2010.

		Option Awards		Stock Awards
		Number		Number
		of Shares	Value	of Shares
		Acquired	Realized	Acquired		Value
		on	on	on		Realized on
		Exercise	Exercise	Vesting		Vesting
Name	Year	(#)	($)	(#)		($)
Robert D. Regnier	2010	—	—	—		$—

Mark A. Fortino	2010	—	—	1,933	(1)	$19,147

Bruce A. Easterly	2010	—	—	1,633	(1)	$16,072

Bonnie M. McConnaughy	2010	—	—	1,633	(1)	$16,072

(1)	Restricted stock for Mr. Fortino, Mr. Easterly, and Ms. McConnaughy granted on February 1, 2007 vested on February 1, 2010. Fair value of the common stock was $10.25 per share, based on the last trade which occurred on January 14, 2010. One-third of the restricted stock for Mr. Fortino, Mr. Easterly, and Ms. McConnaughy granted on December 16, 2009 vested on May 1, 2010. Fair value of the common stock was $9.75 per share, based on the last trade which occurred on April 6, 2010.
Potential Payments upon Termination due to Change in Control

		Bonus for
		Last
	2x Annual	Fiscal	Total Potential
Name	Base Salary	Year	Payments
Mark A. Fortino	$310,000	$—	$310,000

Bruce A. Easterly	$300,000	$—	$300,000

Bonnie M. McConnaughy	$200,000	$—	$200,000

Equity Compensation Plan Information
The following table provides information as of December 31, 2010, with respect to the compensation plan under which common shares of Blue Valley Ban Corp. are authorized for issuance to certain officers in exchange for services provided. The 1998 Equity Incentive Plan, amended and restated as of May 14, 2003, provides for the issuance of equity-based awards, including restricted stock and stock options.

Number of
Common Shares
	Number of	Weighted	Remaining
	Common Shares	Average	Available for
	to be Issued upon	Exercise Price	Future Issuance
	Exercise of	of Outstanding	Under Equity
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Shares
	and Rights	Rights	Reflected in
Plan Category	(a)	(b)	Column (a))
Equity compensation plans approved by stockholders	24,375	$22.07	134,375
Equity compensation plans not approved by stockholders	—	—	—

Total	24,375	$22.07	134,375

2010 Director Compensation
The Company pays each of our non-employee directors in common stock of the Company a fee of $1,500 for each meeting of our Board, and a fee of $350 for each committee meeting that each attends. An employee of the Company or a subsidiary receives no additional compensation for serving as a director. Directors are also eligible to receive stock options, restricted stock and deferred share unit grants under our 1998 Equity Incentive Plan. In December 2010, each non-employee director of the Company was awarded 600 shares of our stock for performance during 2010. Mr. Regnier received 5,000 shares of restricted stock as discussed above under Executive Compensation.

		Fees
		Earned or			Non-Equity
		Paid in	Stock	Option	Incentive Plan	All Other	Total
		Cash(1)	Awards(2)	Awards	Compensation	Compensation	Compensation
Name	Year	($)	($)	($)	($)	($)	($)
Donald H. Alexander	2010	$10,400	$4,500	—	—	—	$14,900

Michael J. Brown	2010	$1,500	$4,500	—	—	—	$6,000

Anne D. St. Peter (3)	2010	$5,500	$—	—	—	—	$5,500

Robert D. Taylor	2010	$10,400	$4,500	—	—	—	$14,900

(1)	Fees earned were converted to shares of the Company’s common stock during 2010. In December, 2010, the following number of common shares were issued to the non-employee directors: Mr. Alexander — 1,387 shares; Mr. Brown — 200 shares; and Mr. Taylor — 1,387 shares. Ms. St. Peter received 799 shares of common stock in August 2010 for her fees earned through the date of her resignation.

(2)	In December 2010, the Board approved stock awards for 2010 performance with a grant date of December 15, 2010. All non-employee directors received 600 shares which vested immediately. Management’s estimate of the fair value of our common stock at December 15, 2010, the grant date, was $7.50 per share based upon the last trade which occurred on December 9, 2010.

(3)	Ms. St. Peter resigned from the Board in August 2010. Ms. St. Peter’s decision to resign was not a result of a disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

Board of Directors of the Company and the Bank

Name	Age	Positions
Directors of Blue Valley Ban Corp.

Robert D. Regnier	62	President, Chief Executive Officer and Chairman of the Board of Directors of the Company; President, Chief Executive Officer and Chairman of the Board of Directors of the Bank
Donald H. Alexander	72	Director of the Company and the Bank
Michael J. Brown	54	Director of the Company
Robert D. Taylor	64	Director of the Company and Chairman of the Audit Committee of the Company

Additional Directors of the Bank

Harvey S. Bodker	75	Director of the Bank
Richard L. Bond	75	Director of the Bank
Suzanne E. Dotson	64	Director of the Bank
Charles H. Hunter	68	Director of the Bank

OTHER MATTERS
The Board knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy may vote thereon in accordance with their best judgment.
Stockholder Proposals for the 2012 Annual Meeting of Stockholders
Proposals in the Company’s Proxy Statement
2012 Stockholder proposals submitted for inclusion as a stockholder proposal in the Company’s proxy materials for the 2012 Annual Meeting of Stockholders must be received by the Company at its principal executive office at 11935 Riley, Overland Park, Kansas 66213 no later than December 9, 2011.
Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company’s Proxy Statement
Pursuant to the advance notice provision of the Company’s Articles of Incorporation, a stockholder intending to introduce any proposal at the 2012 Annual Meeting of Stockholders (including a proposal to nominate a director), but not intending the proposal to be included in the Company’s proxy materials, must give notice to the Company’s Secretary no later than December 9, 2011.
By Order of the Board of Directors
/s/ Robert D. Regnier
Chairman of the Board and Chief Executive Officer
April 7, 2011

ANNUAL MEETING OF STOCKHOLDERS OF
May 11, 2011
PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

↓  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.   ↓

20230000000000000000 0	051111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

								FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:						2.	Advisory (Non-Binding) Proposal on Executive Compensation.	☐	☐	☐

NOMINEES:
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

☐	FOR ALL NOMINEES	¡	Donald H. Alexander	Class II director
		¡	Robert D. Taylor	Class II director
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership, name by authorized person.

BLUE VALLEY BAN CORP.
Proxy for Annual Meeting of Stockholders
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby constitutes and appoints Patricia L. Day and Mark A. Fortino, and each or any of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders of Blue Valley Ban Corp. to be held at the Bank of Blue Valley’s Leawood Banking Center located at 13401 Mission Road, Leawood, Kansas 66209 on Wednesday, May 11, 2011, at 5:30 p.m. and at any adjournments or postponements thereof, and in connection therewith to vote all of the shares of Blue Valley Ban Corp.’s common stock which the undersigned would be entitled to vote, as set forth below. This proxy revokes all prior proxies by the undersigned.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BY THE UNDERSIGNED ON THIS PROXY. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE NOMINEES FOR DIRECTOR, APPROVE THE COMPANY’S EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
NO PROPOSAL IS CONDITIONED UPON THE APPROVAL OF ANY OTHER PROPOSAL.
Receipt of Notice of Meeting and Proxy Statement is hereby acknowledged.
(Continued and to be signed on the reverse side.)

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